Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Chief Financial Officer
517/372-9200

Neogen reports 30% increase in net income, 19% increase in revenues

LANSING, Mich., July 24, 2007 – Neogen Corporation (Nasdaq: NEOG) today announced a 30% increase in net income for its 2007 fiscal year, which ended May 31, and a continuation of the company’s outstanding record of profitability.

FY 2007 revenues were $86,138,000, up 19% from $72,433,000 in Neogen’s previous fiscal year. Net income was $9,125,000 in FY 2007, or $0.97 per share, compared to a restated $0.83 in the prior year.

Neogen’s fourth quarter net income increased 34% to $0.24 per share in FY 2007, compared to a restated net income of $0.20 per share for FY 2006’s final three-month period. Neogen’s fourth quarter revenues increased 14% on a year-to-year comparison to $22,675,000. Neogen’s fourth quarter was the 57th consecutive profitable quarter from operations for the 25-year-old company, and the 61st quarter of the past 66 quarters to show revenue increases compared to prior years.

“Our 2007 fiscal year’s outstanding performance is a result of being thoroughly prepared to serve our customers as opportunities arose,” said James Herbert, Neogen’s chief executive officer and chairman. “As the worldwide focus on food and animal safety heightened, we have kept our focus on becoming the dominant worldwide provider of food and animal safety solutions. A barometer of our momentum gain was our international sales increase to 38% of total sales this year, as compared to 29% last year. We’ve estimated that our international markets have twice the potential of our domestic markets, and we’re making significant progress outside of the United States.”

Neogen’s gross margin in FY 2007 increased to 51.7%, up from 51.1% in the previous fiscal year. Productivity improvements, cost reduction initiatives, and better utilization of facilities helped drive a 25% improvement in FY 2007 operating income compared to the previous year.

“It was especially gratifying to see our Animal Safety Division’s exceptional turnaround as the fiscal year progressed, which culminated in 12% organic growth in the fourth quarter,” said Lon Bohannon, Neogen’s president and chief operating officer. “It was the division’s best quarter of the year. The Food Safety group also recorded some very positive results in the fourth quarter, including a broad-based 16% increase in the sales of products to detect foodborne pathogens. The strong fourth quarter organic sales growth provides excellent momentum to begin our new fiscal year.”

Neogen’s Food Safety Division led the company’s FY 2007 revenue increase with sales up 34% to $46,956,000. While the mid-year FY 2006 additions of BetaStar® dairy antibiotic tests and Soleris™ general microbial detection system contributed significantly to the division’s year-over-year revenue gain, sales of both product lines recorded strong double-digit gains in comparable quarters under Neogen ownership.

New U.S. FDA regulations on the dietary supplement industry that take effect in August 2007 are expected to expand interest in the Soleris line. The new regulations require makers of dietary supplements (e.g., ginseng, gingko biloba, etc.) to meet purity and quality standards similar to those required of food producers. The Soleris line is also expected to be helped by a recent study by the standards-setting organization NSF International that demonstrated equivalencies between the rapid Soleris tests and traditional methods when testing dietary supplements for bacterial contamination.

Neogen’s proprietary AccuPoint® sanitation monitoring system continued its growing market acceptance, with sales increasing approximately 40% in FY 2007 compared to the prior year. The recent addition of major food and beverage processors as AccuPoint customers, and a large order shipment to China, bolstered the products’ sales. Neogen continued its role as a leader in providing rapid test kits for natural toxins and food allergens, with both product lines recording double-digit, same-store sales increases in FY 2007 compared to the prior year. Neogen’s product line for the detection of histamine, a natural toxin of special concern to fish processors, increased approximately 30% for the year.

Annual sales for Neogen’s Animal Safety Division increased to $39,182,000. Sales of Neogen’s specialty veterinary instruments and needles more than doubled in FY 2007, as the company continues to seize opportunities in the marketplace. Continued progress on international product registrations, especially in Latin America, contributed to a sales increase of 29% for rodenticides outside of the United States. Other strong performers from Neogen’s Animal Safety Division for the year included forensic drug diagnostics, with sales up 15%, and the Ideal® line of traditional veterinary instruments, with a sales increase of 10%.

Acquisitions and Neogen’s sales efforts outside North America helped drive international sales to 38% of total company revenues, compared to 29% and 27% in the prior two fiscal years. Scotland-based Neogen Europe Ltd. continued its success in the European Union food safety testing markets, recording overall sales growth of approximately 26%.

“Our exceptional cash flow from operations and the stock sale last summer have allowed us to pay off debt and accumulate cash,” said Richard Current, Neogen’s chief financial officer. “With our strong cash position, and full access to our large bank line, we are now poised to pursue both internal and external growth strategies.”

The fourth quarter and year-end results reflect the June 1, 2006 adoption of Financial Accounting Standards Board Statement No. 123R, which requires companies to recognize the cost of stock options as a non-cash compensation expense. The company adopted the statement using the modified-retrospective transition method, restating all prior period amounts on a consistent basis. As a result, the company recognized additional compensation expenses of $310,000 and $1,240,000 for the 2006 fourth quarter and fiscal year, respectively. Net income was reduced $237,000 and $912,000 for the same periods.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended May 31		Year ended May 31
	2007	2006	2007	2006
		Restated1		Restated1
Revenue
Food Safety	$12,357	$10,622	$46,956	$34,951
Animal Safety	10,318	9,193	39,182	37,482

Total revenue	22,675	19,815	86,138	72,433
Cost of sales	11,091	9,662	41,575	35,427

Gross margin	11,584	10,153	44,563	37,006
Operating expenses
Sales & marketing	4,946	4,430	18,463	15,799
Administrative	2,785	2,248	9,301	7,414
Research & development	645	649	3,295	2,988

Total operating expenses	8,376	7,327	31,059	26,201

Operating income	3,208	2,826	13,504	10,805
Other income (expense)	244	(133)	371	46

Income before income tax	3,452	2,693	13,875	10,851
Income tax	1,149	973	4,750	3,822

Net income	$2,303	$1,720	$9,125	$7,029
Net income per diluted share	$0.24	$0.20	$0.97	$0.83

Other information:
Shares to calculate per share	9,567	8,478	9,441	8,457
Depreciation & amortization	794	937	2,840	2,417
Interest income (expense)	150	(150)	358	(203)
Gross margin (% of sales)	51.1%	51.2%	51.7%	51.1%
Operating income (% of sales)	14.1%	14.3%	15.7%	15.0%
Revenue increase vs. FY 2006	14.4%		18.9%
Net income increase vs. FY 2006	33.9%		29.8%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2007	May 31 2006
		Restated1
Assets
Current assets
Cash & securities	$13,424	$1,959
Accounts receivable	14,914	13,116
Inventories	19,116	17,626
Other current assets	3,644	3,568

Total current assets	51,098	36,269
Property & equipment	16,402	14,255
Goodwill & other assets	37,784	37,766

Total assets	$105,284	$88,290

Liabilities & Stockholders’ Equity
Current liabilities	$10,038	$10,017
Long-term debt	—	9,955
Other long-term liabilities	3,301	2,894
Stockholders’ equity-shares outstanding 9,347 in 2007 & 8,311 in 2006	91,945	65,424

Total liabilities & stockholders’ equity	$105,284	$88,290

1.	On June 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

###